EXHIBIT 99

Contact:	Judith Wawroski, Chief Financial Officer
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports Strong Earnings for the First Six Months of 2026

LAREDO, Texas—(BUSINESS WIRE)— August 6, 2026—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported net income for the six months ended June 30, 2026 of $198.0 million or $3.18 diluted earnings per common share ($3.18 per share basic), compared to $197.0 million or $3.16 diluted earnings per common share ($3.17 per share basic), which represents an increase of 0.5% in net income and 0.6% in diluted earnings per share over the corresponding period of 2025.  Net income for the three months ended June 30, 2026 was $95.8 million or $1.54 diluted earnings per common share ($1.54 per share basic) compared to $100.1 million or $1.61 diluted earnings per common share ($1.61 per share basic), which represents a decrease of 4.3% in net income and 4.3% in diluted earnings per share over the corresponding period of 2025.

Net income for the first six months of 2026 continued to be positively affected by interest earned on our investment and loan portfolios driven primarily by both an increase in the size of those portfolios and the current rate environment. Net interest income was also positively affected by a decrease in interest expense, primarily driven by a redistribution in rates paid on deposits. We continue to closely monitor rates paid on deposits to remain competitive to grow and retain deposits. The strong net income reported for 2026 compared to the same period of 2025 was negatively impacted by an increase in our provision for credit loss expense, driven primarily by an increase in the size of our loan portfolio, a change in the level of non-accrual loan balances and the reevaluation of the specific provisions for credit losses related to those loans. Although the provision for credit losses has increased, no actual losses on those loans have been, or may ever be, realized.

“We are pleased with the consistency of our public company industry-leading financial results in the first half of 2026. We have historically been very focused and vigilant on delivering superior customer service, continued execution of our long-standing practices of balance sheet, asset, liability and liquidity management, strong cost controls, and evaluating processes for efficiencies across our organization using, among other things, AI initiatives, and we will continue to do so as we move through the second half of 2026.  We know and believe that with continued focus on these established and long-standing practices, we will continue to deliver public company industry-leading financial results,” said Dennis E. Nixon, President and CEO.

Total assets at June 30, 2026, were approximately $17.0 billion compared to approximately $16.6 billion at December 31, 2025. Total net loans were approximately $9.7 billion at June 30, 2026, compared to approximately $9.3 billion at December 31, 2025. Deposits were approximately $12.7 billion at June 30, 2026, compared to approximately $12.4 billion at December 31, 2025.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 165 facilities and 245 ATMs serving 75 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.